Registration Nos. 333-195030
333-195031
333-206583

As filed with the Securities and Exchange Commission on April 19, 2018

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
EACH IDENTIFIED
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Clifton Bancorp Inc.
(Exact name of registrant as specified in its charter)

Maryland	46-4757900
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

120 Passaic Avenue
Fairfield, New Jersey 07004
(973) 244-4500
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Clifton Bancorp Inc. 2005 Equity Incentive Plan
Clifton Savings Bank 401(k) Savings Plan
Clifton Bancorp Inc. 2015 Equity Incentive Plan
 (Full title of plan)

Craig L. Montanaro
President and Chief Executive Officer
Kearny Financial Corp.
120 Passaic Avenue
Fairfield, New Jersey 07004
(973) 244-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement relates to each Registration Statement on Form S-8 filed on April 3, 2014 (File No. 333-195030), April 3, 2014 (File No. 333-195031),  and August 26, 2015 (File No. 333-206583), and is being filed for the sole purpose of removing from registration any unsold shares of the Registrant's common stock ("Common Stock"), and any related plan interests previously registered under any of the foregoing registration statements and that may have been acquired by the Registrant's employees pursuant to elective purchases of Common Stock under the Clifton Savings Bank 401(k) Savings Plan (the "401(k) Plan"), that may have been issuable pursuant to the Clifton Bancorp Inc. 2005 Equity Incentive Plan (the "2005 Plan"), or the Clifton Bancorp Inc. 2015 Equity Incentive Plan the "2015 Plan").

On April 2, 2018, pursuant to the Agreement and Plan of Merger, dated as of November 1, 2017, by and between Kearny Financial Corp. ("Kearny") and Clifton Bancorp Inc., the Registrant merged with and into Kearny, with Kearny continuing as the surviving corporation (the "Merger").  As a result of the Merger, Registrant has terminated all offerings of its Common Stock under the 2005 Plan and under the 2015 Plan, and no shares of the Registrant's Common Stock are reserved for future issuance under the 2005 Plan or under the 2015 Plan.  Further, the Registrant has terminated all offerings of its Common Stock and related plan interests under the 401(k) Plan, and no shares of the Registrant's Common Stock are reserved for future issuance under the 401(k) Plan.

In accordance with the undertakings made by the Registrant in the foregoing registration statements  to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities registered with respect to the 2005 Plan, the 2015 Plan, and the 401(k) Plan, which remain unsold and unissued under the foregoing registration statements in connection therewith as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Kearny Financial Corp. (as successor to the Registrant) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in Fairfield, New Jersey, on this 19th day of April 19, 2018.

CLIFTON BANCORP INC.
(on behalf of itself and as Plan Administrator)

By:  KEARNY FINANCIAL CORP.
(as successor to Clifton Bancorp Inc.)

By:          /s/ Craig L. Montanaro
Craig L. Montanaro
President and Chief Executive Officer
(principal executive officer)

Pursuant to the requirements of the Securities Act, this post-effective amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Craig L. Montanaro	President and Chief Executive Officer	April 19, 2018
Craig L. Montanaro	(principal executive officer)

/s/ Eric B. Heyer	Executive Vice President,	April 19, 2018
Eric B. Heyer	Chief Financial Officer
(principal financial and accounting officer)

/s/ Theodore J. Aanensen	Director	April 19, 2018
Theodore J. Aanensen

/s/ Paul M. Aguggia	Director	April 19, 2018
Paul M. Aguggia

	Director	April 19, 2018
Raymond E. Chandonnet

Name	Title	Date

/s/ John N. Hopkins	Director	April 19, 2018
John N. Hopkins

/s/ John J. Mazur, Jr.	Director	April 19, 2018
John J. Mazur, Jr.

/s/ Joseph P. Mazza	Director	April 19, 2018
Joseph P. Mazza

/s/ Matthew T. McClane	Director	April 19, 2018
Matthew T. McClane

/s/ John F. McGovern	Director	April 19, 2018
John F. McGovern

/s/ Leopold W. Montanaro	Director	April 19, 2018
Leopold W. Montanaro

/s/ Christopher D. Petermann	Director	April 19, 2018
Christopher D. Petermann

/s/ Charles J. Pivirotto	Director	April 19, 2018
Charles J. Pivirotto

/s/ John F. Regan	Director	April 19, 2018
John F. Regan

/s/ Cynthia Sisco	Director	April 19, 2018
Cynthia Sisco